AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment (“Amendment”) to the Employment Agreement by and between NetSol Technologies, Inc. (“Netsol” or the “Company”) and Patti L. W. McGlasson (“Executive”), dated May 1, 2006 (the “Employment Agreement”) is entered into effective as of April 1, 2010, other than the specific amendments enumerated in the Amendment, all of the terms of the Employment Agreement shall remain in the full force and effect, and shall not be obviated or affected by this Amendment.

In the event of a conflict between the terms of this Amendment and the Employment Agreement, the terms of this Amendment shall govern.  All capitalized terms contained herein are, unless otherwise stated, as defined in the Agreement.

Now therefore, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

Section 2.1 of the Employment Agreement is modified to eliminate any post-termination restrictions on competition as is mandated by California law and accordingly section 2.2 is modified to read:

2.2           Except with the prior written consent of the Company’s Board of Directors (“Board”), Executive will comply with all the restrictions set forth below at all times during her employment:

Section 3.1 shall be amended to read as follows:

3.1           The Company shall pay Executive a base salary of One Hundred Thirty Thousand Dollars ($130,000) per year (the "Base Salary"), payable in accordance with the Company policy.  Such salary shall be pro rated for any partial year of employment on the basis of a 365-day fiscal year.  Executive will be eligible for bonuses from time to time as determined by the Board.

Section 3.6 shall be amended to read as follows:

3.6           Executive shall receive the standard vacation pursuant to the Company’s vacation policy but no less than 4 weeks vacation per annum.

A new section 3.9 shall be added to read as follows:

3.9           Executive shall be granted forty thousand shares (40,000) of common stock to vest in equal 25% tranches (10,000) upon the conclusion of each quarter of service.  The shares are granted from the Company’s 2008 Equity Incentive Plan.  Executive shall be deemed to have earned the initial 10,000 shares on June 30, 2010; the next 10,000 on September 30, 2010; the next 10,000 on December 31, 2010 and the final 10,000 shares on March 31, 2011.

The Amendment is agreed to on May 10, 2010, and shall become effective as of the date first written above.

Employee

By:	/s/ Patti L. W. McGlasson
Patti L. W. McGlasson

NetSol Technologies, Inc.

By:	/s/Najeeb Ghauri	By:	/s/ Boo-Ali Siddiqui
	Najeeb Ghauri		Boo-Ali Siddiqui
	Chief Executive Officer		Chief Financial Officer